Exhibit 99.1

THE HOWARD HUGHES CORPORATION REPORTS FIRST QUARTER 2014 RESULTS

First Quarter Highlights

•                  First quarter 2014 net income was $10.1 million, excluding the $(96.4) million non-cash warrant loss, compared to the first quarter 2013 net income of $11.8 million, excluding the $(33.0) million non-cash warrant loss and $(1.9) million non-cash reduction in the tax indemnity receivable.

•                  Master Planned Community (“MPC”) land sales increased 4.5% to $46.7 million for the first quarter 2014 compared to $44.7 million for the first quarter 2013.  Average price per superpad acre sold at Summerlin increased 120.3% to $520,000 and average price per detached finished lot at The Woodlands increased 90.8% to $208,000 for the first quarter 2014 compared to first quarter 2013.

•                  Commenced developing 806 acres at Bridgeland and expect to begin delivering new finished lots by mid-2014.

•                  Net operating income (“NOI”) for our income-producing Operating Assets increased to $16.4 million for the first quarter 2014, compared to $16.3 million for the first quarter 2013. The Woodlands Resort & Conference Center NOI was lower by $(1.7) million due to the asset being redeveloped.  The Outlet Collection at Riverwalk and South Street Seaport NOI have been excluded from income-producing Operating Assets NOI because both properties are substantially shut down and under redevelopment.

•                  Announced the May 22, 2014 grand opening for the Outlet Collection at Riverwalk, the nation’s first outlet center located in a downtown setting.  The property is 99.2% pre-leased.

•                  Launched public pre-sales of our two market rate residential condominium towers at Ward Village on February 1, 2014. As of May 1, 2014, we had received $55 million of buyer deposits, representing approximately $609 million of gross sales revenue assuming the buyers close on the units when completed.

•                  Announced Whole Foods Market will open a flagship store at Ward Village.  Construction will begin in 2015 and the project will be completed in 2017.

•                  Announced the construction of a 95,000 square foot, four-story office building for Kiewit Energy Group, which has pre-leased 71,000 square feet with an option for the remainder of the space.  The project is expected to cost approximately $20 million (excluding land value) with an estimated fourth quarter 2014 completion date.  We expect the property to reach stabilized annual NOI of approximately $1.7 million in the first quarter of 2015 based on Kiewit’s current commitment of 71,000 square feet. If Kiewit exercises their option to take the remaining space, we expect the annual NOI will increase to approximately $2.1 million.

•                  Entered into a 50/50 joint venture with Calida Group to construct, own and operate a 124-unit gated luxury apartment development in Downtown Summerlin.

•                  Sold Redlands Promenade, consisting of approximately 10 acres of land, for $5.5 million. We recognized $2.4 million of pre-tax income on the sale.

DALLAS, May 8, 2014 - The Howard Hughes Corporation (NYSE: HHC) or (the “Company” or “we”) today announced its results for the first quarter 2014.

For the three months ended March 31, 2014, net loss attributable to common stockholders was $(86.3) million, or $(2.19) per diluted common share, compared with net loss attributable to common stockholders of $(23.1) million, or $(0.59) per diluted common share for the three months ended March 31, 2013.  First quarter 2014 net loss attributable to common stockholders includes a $(96.4) million non-cash warrant loss.  Excluding this non-cash charge, net income attributable to common stockholders was $10.1 million or $0.24 per diluted common share for the first quarter 2014.  Excluding the $(33.0) million non-cash warrant loss and $(1.9) million non-cash reduction in tax indemnity receivable, net income attributable to common stockholders was $11.8 million, or $0.28 per diluted common share for the first quarter 2013.

David R. Weinreb, CEO of The Howard Hughes Corporation, stated, “I am pleased with our strong start to 2014.  Our Master Planned Communities once again demonstrated the benefits of having the leading communities in strong markets and our active optimization of the price/volume mix of residential land sales to maximize the value of these assets.  We increased land sales revenues by driving significant appreciation in price through controlling the supply of residential land we are willing to sell into the market, and by ensuring we have a competitive process with our builders.”

Mr. Weinreb continued, “Including our joint ventures, we have over $1.8 billion of major projects underway, of which $1.1 billion are slated for completion this year, including the Outlet Collection at Riverwalk, Two Hughes Landing, The Woodlands Resort and Conference Center renovation, Millennium Waterway II, The Shops at Summerlin, One Ala Moana, Metropolitan Downtown Columbia, Hughes Landing Retail, Columbia Regional Building, Creekside Village Green and Kiewit Energy Group Building.  I expect that each will be completed substantially on time, within budget and will be significant generators of NOI for us when they are completed.”

Business Segment Operating Results

For comparative purposes, Master Planned Communities (“MPC”) land sales and net operating income (“NOI”) from our Operating Assets segment are presented in the Supplemental Information contained in this earnings release. For a reconciliation of Operating Assets NOI to Operating Assets real estate property earnings before taxes (“REP EBT”), Operating Assets REP EBT to GAAP-basis net income (loss), and segment-basis MPC land sales revenue to GAAP-basis land sales revenue, please refer to the Supplemental Information contained in this earnings release.  Non-recourse debt means that the debt is non-recourse to The Howard Hughes Corporation, but is recourse to the asset securing such debt and/or the subsidiary entity owning such asset.  All construction cost estimates presented herein are exclusive of land costs.

Master Planned Communities Highlights

Land sales in our MPC segment, excluding deferred land revenues and Special Improvement District revenue, increased $2.0 million, or 4.5%, to $46.7 million for the three months ended March 31, 2014 as compared to the three months ended March 31, 2013. The increase in revenues was primarily a result of a $5.3 million increase in The Woodlands residential lot sales partially offset by the $3.5 million decrease in residential lot sales at Bridgeland.

The Woodlands land sales increased $5.3 million, or 40.8%, to $18.2 million for the three months ended March 31, 2014 as compared to $12.9 million for the same period in 2013. The increase was due to the increase in the average lot price, as there were two fewer acres sold during the first quarter 2014 compared to the first quarter 2013. The average lot price increased 89.9% or $89,000 to $188,000 for the three months ended March 31, 2014 as compared to $99,000 for the same period in 2013. We continue to see increases in lot pricing, and a higher mix of larger lots sold during the first quarter 2014 also contributed to the increase compared to the same period in 2013.

Bridgeland’s land sales decreased $3.5 million to $0.1 million for the three months ended March 31, 2014, as compared to the same period in 2013.  The decrease was caused by Bridgeland having virtually no finished lot inventory for sale due to a pending wetland permit application, which prohibited development in 2013. The permit was received in February 2014 and we expect to begin delivering finished lots in mid-2014. We recently received bids from homebuilders for the sale of 509 lots at an average price of $90,000 per lot, or approximately 17.4% higher than the average finished lot prices during 2013. We currently expect 448 lots to close in 2014.

Summerlin’s land sales revenue increased $0.2 million, or 0.7%, to $28.4 million for the three months ended March 31, 2014 as compared to $28.2 million for the same period in 2013. The increase is attributable to a 120.3% increase in average price per superpad acre sold and 57.6% lower residential acreage volume. The average price per superpad acre increased from $236,000 to $520,000 for the three months ended March 31, 2014 compared to the same period in 2013. The $284,000 increase in average price per acre is primarily due to a scarcity of attractive developable residential land in the Las Vegas market and the continued strong growth in demand for new housing.  First quarter 2014 volume decreased due to timing of development and delivery of parcels for sale. Homebuilder demand for land in Summerlin remains strong, and our strategy is to manage the development and delivery of parcels for sale to increase the long-term value of the project.

Operating Assets Highlights

NOI from our combined retail, office and resort and conference center and multi-family properties was $16.4 million for the three months ended March 31, 2014 as compared to NOI of $16.3 million for the three months ended March 31, 2013. We refer to these properties as our “income-producing Operating Assets.”  These amounts include our share of NOI from our non-consolidated ventures of $0.1 million and $0.3 for the three months ended March 31, 2014 and 2013, respectively, and exclude NOI for all periods from properties that are substantially closed for redevelopment and/or were sold during the period.  Increases in NOI of $2.0 million attributable to placing One Hughes Landing and 3 Waterway Square into service in 2013 were partially offset by lower NOI at The Woodlands Resort & Conference Center of $1.7 million due to ongoing renovation and redevelopment.

The Woodlands Resort & Conference Center first quarter 2014 NOI was $1.9 million as compared to $3.6 million for the first quarter 2013 primarily due to a decrease of 3,500 occupied room nights, and lower banquet and catering business, all caused by the ongoing $77 million renovation project of the property which began during the first quarter 2013.  The renovation is expected to be completed during the summer 2014. We have incurred $40.0 million of development costs as of March 31, 2014.

The South Street Seaport continues to partially operate while redevelopment of Pier 17 is underway and remediation and repairs to the historic area from Superstorm Sandy continue.   During the first quarter 2014, we received $7.8 million of insurance proceeds, all of which is excluded from NOI and recognized as Other income in our Condensed Consolidated Statement of Operations, and we have received a total of $28.3 million of insurance proceeds from October 2012 through March 31, 2014.  We are continuing to work through our claim with the insurance carriers.

We are nearing completion of the redevelopment and conversion of the Outlet Collection at Riverwalk into an upscale urban outlet center.  The property will reopen on May 22, 2014. The property is 99.2% pre-leased and project costs are expected to total approximately $82 million.  As of March 31, 2014, we incurred $53.7 million of development costs.  The project is financed by a $64.4 million partial recourse construction loan at LIBOR plus 2.75% with an October 2016 initial maturity date with two one-year extension options.

Strategic Developments Highlights

On February 1, 2014 we began public presales of the first two market-rate residential condominium towers at Ward Village.  Sales contracts are subject to a 30-day rescission period, and the buyers are required to make a deposit equal to 5% of the purchase price at signing and an additional 5% deposit 30 days later at which point their total deposit of 10% of the purchase price becomes non-refundable. Buyers are required to make an additional 10% deposit within approximately four months of signing.

As of May 1, 2014, we had received $55 million of buyer deposits, representing $609 million of gross sales revenue assuming the buyers close on the units when completed. As of May 1, 2014, approximately 52% of the 482 total units in the two towers have been contracted and passed their 30-day rescission period for which the buyers have made 10% non-refundable deposits (61% in the Waiea tower and 47% in the Anaha tower).  Including signed contracts that have not passed their 30-day rescission period, approximately 70% of units in Waiea and 54% of units in Anaha have been sold.  We are pleased with the sales progress to date, which is proceeding according to our expectations for the high quality residences we are developing.

Construction at ONE Ala Moana, a 206-unit luxury condominium tower being developed in a 50/50 joint venture, is now 52% complete with an expected opening in the fourth quarter of 2014.  For the three months ended March 31, 2014, we recognized $1.6 million of income relating to a portion of the deferred gain from the sale of our condominium rights and $4.0 million in earnings from Real Estate and Other Affiliates related to our interest in the joint venture’s income.  The joint venture uses the percentage of completion method for recognizing condominium revenues.

Construction is on schedule at our 1.6 million square foot Downtown Summerlin mixed-use project.  Development costs are expected to total approximately $391 million with a fourth quarter 2014 expected opening date. Through March 31, 2014, we have incurred approximately $181.0 million of development costs for this project.  We expect to finance this project with a $312 million construction loan in the second quarter of 2014.

In March 2014, we announced the construction of a 95,000-square foot, four-story office building in The Woodlands, which is expected to be completed by December of 2014. Kiewit Energy Group has executed a ten-year lease to occupy approximately 71,000 square feet and has an option to lease the remainder of the building. Total development costs are expected to be approximately $20 million and the project is expected to be completed in fourth quarter 2014. As of March 31, 2014, we have incurred $1.6 million of development costs on this project. We expect the property to generate annual NOI of approximately $1.7 million beginning in the first quarter of 2015 based on Kiewit’s current commitment of 71,000 square feet. If Kiewit exercises their option to take the remaining space or we lease this space at a comparable rent, we expect stabilized annual NOI to increase to approximately $2.1 million.

On January 24, 2014, we entered into a joint venture with a national multifamily real estate developer, The Calida Group, to construct, own and operate a 124-unit gated luxury apartment development. This project represents the first residential development in Summerlin’s 400-acre downtown and is located within walking distance to The Shops at Summerlin. We will contribute a 5.5-acre parcel of land with an agreed value of $3.2 million in exchange for a 50% interest in the venture when construction financing closes.  Our partner will contribute cash for their 50% interest, act as the development manager, fund all pre-development activities, obtain construction financing and provide any guarantees required by the lender.  Upon a sale of the property, we are entitled to 100% of the proceeds in excess of an amount determined by applying a 7.0% capitalization rate to NOI.  The venture is expected to begin construction in the fall of 2014 with a projected second quarter 2015 opening for the first phase and the final phase being opened by the end of 2015.

Construction is on schedule at Two Hughes Landing, a 197,000 square foot Class A office building within Hughes Landing, and we anticipate completion of construction by the end of second quarter 2014. Total development costs are estimated to be $49 million. As of March 31, 2014, we have incurred $26.7 million of development costs for this project. This project is financed by a $41.2 million non-recourse construction loan bearing interest at one-month LIBOR plus 2.65% with an initial maturity date of September 11, 2016, with two one-year extension options.

For a more complete description of all of our Strategic Developments please refer to “Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Strategic Developments” in our Annual Report on Form 10-K for the year ended December 31, 2013.

About The Howard Hughes Corporation

The Howard Hughes Corporation owns, manages and develops commercial, residential and mixed-use real estate throughout the United States. Our properties include master planned communities, commercial mixed-use, retail and office properties, development opportunities and other unique assets spanning 16 states from New York to Hawai’i. The Howard Hughes Corporation is traded on the New York Stock Exchange under the ticker symbol “HHC” and is headquartered in Dallas, Texas. For more information, visit www.howardhughes.com.

Safe Harbor Statement

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “expect,” “enables,” “realize,” “plan,” “intend,” “assume,” “transform” and other words of similar expression, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s expectations, estimates, assumptions and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially are set forth as risk factors in The Howard Hughes Corporation’s filings with the Securities and Exchange Commission, including its Quarterly and Annual Reports. These factors include (1) the percentage of buyers who made the non-refundable deposits who close on their units and (2) whether tenants exercise their option to take additional space in our property. We caution you not to place undue reliance on the forward-looking statements contained in this release and do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release except as required by law.

For more information, contact:

The Howard Hughes Corporation

Caryn Kboudi, 214-741-7744

caryn.kboudi@howardhughes.com

THE HOWARD HUGHES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

	Three Months Ended March 31,
	2014	2013
	(In thousands, except per share amounts)
Revenues:
Master Planned Community land sales	$47,671	$47,226
Builder price participation	4,097	1,275
Minimum rents	20,360	18,926
Tenant recoveries	6,015	5,325
Condominium rights and unit sales	3,126	—
Resort and conference center revenues	9,426	11,104
Other land revenues	2,512	2,802
Other rental and property revenues	5,446	3,433
Total revenues	98,653	90,091
Expenses:
Master Planned Community cost of sales	23,078	25,699
Master Planned Community operations	9,482	8,496
Other property operating costs	17,807	15,520
Rental property real estate taxes	3,740	3,757
Rental property maintenance costs	1,915	1,805
Condominium rights cost of sales	1,571	—
Resort and conference center operations	7,511	7,476
Provision for doubtful accounts	143	429
Demolition costs	2,516	—
General and administrative	16,882	11,171
Other income	(10,448)	—
Depreciation and amortization	10,509	6,444
Total expenses	84,706	80,797

Operating income	13,947	9,294

Interest income	2,188	2,356
Interest expense	(7,321)	(143)
Warrant liability loss	(96,440)	(33,027)
Reduction in tax indemnity receivable	—	(1,904)
Equity in earnings from Real Estate Affiliates	6,068	2,733
Loss before taxes	(81,558)	(20,691)
Provision for income taxes	4,773	2,479
Net loss	(86,331)	(23,170)
Net loss attributable to noncontrolling interests	15	46
Net loss attributable to common stockholders	$(86,316)	$(23,124)

Basic loss per share:	$(2.19)	$(0.59)

Diluted loss per share:	$(2.19)	$(0.59)

THE HOWARD HUGHES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

	March 31,	December 31,
	2014	2013
	(In thousands, except share amounts)
Assets:
Investment in real estate:
Master Planned Community assets	$1,537,167	$1,537,758
Land	244,041	244,041
Buildings and equipment	769,606	754,878
Less: accumulated depreciation	(120,727)	(111,728)
Developments	634,973	488,156
Net property and equipment	3,065,060	2,913,105
Investment in Real Estate and Other Affiliates	67,323	61,021
Net investment in real estate	3,132,383	2,974,126
Cash and cash equivalents	827,087	894,948
Accounts receivable, net	24,259	21,409
Municipal Utility District receivables, net	106,669	125,830
Notes receivable, net	19,051	20,554
Tax indemnity receivable, including interest	322,350	320,494
Deferred expenses, net	51,623	36,567
Prepaid expenses and other assets, net	216,319	173,940
Total assets	$4,699,741	$4,567,868

Liabilities:
Mortgages, notes and loans payable	$1,559,381	$1,514,623
Deferred tax liabilities	92,582	89,365
Warrant liabilities	402,000	305,560
Uncertain tax position liability	131,042	129,183
Accounts payable and accrued expenses	354,091	283,991
Total liabilities	2,539,096	2,322,722

Commitments and Contingencies (see Note 14)

Equity:
Preferred stock: .01 par value; 50,000,000 shares authorized, none issued	—	—
Common stock: .01 par value; 150,000,000 shares authorized, 39,630,548 shares issued and outstanding as of March 31, 2014 and 39,576,344 shares issued and outstanding as of December 31, 2013	396	396
Additional paid-in capital	2,831,577	2,829,813
Accumulated deficit	(669,719)	(583,403)
Accumulated other comprehensive loss	(8,156)	(8,222)
Total stockholders’ equity	2,154,098	2,238,584
Noncontrolling interests	6,547	6,562
Total equity	2,160,645	2,245,146
Total liabilities and equity	$4,699,741	$4,567,868

Supplemental Information

March 31, 2014

As our three segments, Master Planned Communities, Operating Assets and Strategic Developments, are managed separately, we use different operating measures to assess operating results and allocate resources among these three segments. The one common operating measure used to assess operating results for our business segments is real estate property earnings before taxes (“REP EBT”), which represents the operating revenues of the properties less property operating expenses. REP EBT, as it relates to our business, is defined as net income (loss) excluding general and administrative expenses, corporate interest income and depreciation expense, provision for income taxes, warrant liability loss, changes in the tax indemnity receivable and other income. We present REP EBT because we use this measure, among others, internally to assess the core operating performance of our assets. However, REP EBT should not be considered as an alternative to GAAP net income (loss).

Reconciliation of REP EBT to GAAP-net	Three Months Ended March 31,
income (loss)	2014	2013
	(In thousands)

REP EBT	$35,644	$22,977
General and administrative	(16,882)	(11,171)
Corporate interest (expense)/income, net	(10,980)	2,710
Warrant liability loss	(96,440)	(33,027)
Provision for income taxes	(4,773)	(2,479)
Reduction in tax indemnity receivable	—	(1,904)
Other income	8,075	—
Corporate depreciation	(975)	(276)
Net loss	$(86,331)	$(23,170)

	MPC Sales Summary
	Land Sales		Acres Sold		Number of Lots/Units		Price per Acre		Price per Lot/Units
	Three Months Ended March 31,
($ in thousands)	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013

Columbia
No land sales

Bridgeland
Residential
Single family - detached	$136	$3,589	0.5	12.0	3	52	$272	$299	$45	$69

Summerlin
Residential
Superpad sites	16,281	21,075	31.3	89.4	121	401	520	236	135	53
Custom lots	5,036	1,007	3.8	1.2	8	2	1,325	839	630	504
Single family - detached	4,800	6,099	6.9	8.4	25	63	696	726	192	97
Commercial
Not-for-profit	2,250	—	10.0	—	—	—	225	—	—	—
	28,367	28,181	52.0	99.0	154	466	546	285	170	60

The Woodlands
Residential
Single family - detached	17,271	12,231	23.8	25.2	83	112	726	485	208	109
Single family - attached	938	702	1.4	1.7	14	18	670	413	67	39
	18,209	12,933	25.2	26.9	97	130	723	481	188	99
Total acreage sales revenue	46,712	44,703	77.7	137.9	254	648
Deferred revenue*	(1,658)	(1,604)
Special Improvement District revenue*	2,617	4,127
Total land sales revenue - GAAP basis	$47,671	$47,226

* Applicable exclusively to Summerlin

Operating Assets Net Operating Income

The Company believes that NOI is a useful supplemental measure of the performance of our Operating Assets because it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating real estate properties and the impact on operations from trends in occupancy rates, rental rates, and operating costs. We define NOI as revenues (rental income, tenant recoveries and other income) less expenses (real estate taxes, repairs and maintenance, marketing and other property expenses). NOI also excludes straight line rents and tenant incentives amortization, net interest expense, depreciation, ground rent, other amortization expenses, and equity in earnings from Real Estate and Other Affiliates.

We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that factors such as lease structure, lease rates and tenant base, which vary by property, have on our operating results, gross margins and investment returns.

Although we believe that NOI provides useful information to the investors about the performance of our Operating Assets due to the exclusions noted above, NOI should only be used as an alternative measure of the financial performance of such assets and not as an alternative to GAAP net income (loss).

Beginning in the first quarter 2014, we reclassified certain retail Operating Assets that are substantially shutdown due to redevelopment-related construction activities underway to the Redevelopments section.

Operating Assets NOI and REP EBT

	Three Months Ended March 31,
	2014	2013
	(In thousands)
Retail
Cottonwood Square	$153	$100
Landmark Mall (a)	549	143
Park West	564	283
Ward Village (b)	5,629	5,979
20/25 Waterway Avenue	421	314
Waterway Garage Retail	168	(13)
Total Retail	7,484	6,806
Office
70 Columbia Corporate Center	144	52
Columbia Office Properties (c)	88	392
2201 Lake Woodlands Drive	(33)	42
One Hughes Landing (d)	469	—
9303 New Trails	467	477
110 N. Wacker	1,520	1,496
4 Waterway Square	1,441	1,601
3 Waterway Square (d)	1,567	—
1400 Woodloch Forest	240	382
Total Office	5,903	4,442

Millennium Waterway Apartments	1,060	1,196
The Woodlands Resort & Conference Center (e)	1,915	3,628
Total Retail, Office, Multi-family, Resort & Conference Center	16,362	16,072

The Club at Carlton Woods (f)	(1,213)	(1,118)
The Woodlands Ground leases	110	103
The Woodlands Parking Garages	(179)	(164)
Other Properties	280	(64)
Total Other	(1,002)	(1,243)
Operating Assets NOI - Consolidated and Owned as of March 31, 2014	15,360	14,829

Redevelopments
Outlet Collection at Riverwalk	(252)	(433)
South Street Seaport (g)	(2,222)	(1,661)
Total Operating Asset Redevelopments	(2,474)	(2,094)

Dispositions
Rio West Mall (h)	49	346
Total Operating Asset Dispositions	49	346
Total Operating Assets NOI- Consolidated	12,935	13,081

Straight-line lease amortization	(436)	(177)
Demolition costs	(2,494)	—
Depreciation and amortization	(9,010)	(6,118)
Write-off of lease intangibles and other	—	(2,113)
Equity in earnings from Real Estate Affiliates	1,805	2,733
Interest, net	(1,925)	(6,759)
Total Operating Assets REP EBT (i)	$875	$647

	Three Months Ended March 31,
	2014	2013
	(In thousands)
Operating Assets NOI - Equity and Cost Method Investments
Stewart Title (title company)	$198	$399
Summerlin Baseball Club Member, LLC	(247)	—
Woodlands Sarofim # 1	401	317
Total NOI - equity investees	352	716

Adjustments to NOI (j)	(31)	(33)
Equity Method Investments REP EBT	321	683
Less: Joint Venture Partner’s Share of REP EBT	(297)	(453)
Equity in earnings from Real Estate Affiliates	24	230

Distributions from Summerlin Hospital Investment (k)	1,781	2,503
Segment equity in earnings from Real Estate Affiliates	$1,805	$2,733

Company’s Share of Equity Method Investments NOI
Stewart Title (title company)	$99	$200
Summerlin Baseball Club Member, LLC	(124)	—
Woodlands Sarofim # 1 (office/flex)	80	63
Total NOI - equity investees	$55	$263

	Economic	March 31, 2014
	Ownership	Debt	Cash
		(In thousands)

Stewart Title (title company)	50.00%	$—	$653
Summerlin Las Vegas Baseball Club	50.00%	—	566
Woodlands Sarofim #1	20.00%	6,470	588

(a)         The NOI increase for Landmark Mall for the three months ended March 31, 2014 compared to 2013 is due to a favorable property tax settlement with the City of Alexandria for $0.7 million, offset by reduced rental rates on tenant renewals as a result of the upcoming redevelopment.

(b)         The NOI decrease for Ward Village for the three months ended March 31, 2014 compared to 2013 was primarily attributable to additional utility costs at the property.

(c)          The NOI decrease for Columbia Office Properties for the three months ended March 31, 2014 compared to 2013 is due to relocation of a major tenant to 70 Columbia Corporate Center in addition to increased utilities and snow removal due to the extreme winter weather.

(d)         Both One Hughes Landing and 3 Waterway Square were placed in service during mid-2013.

(e)          The NOI decrease for The Woodlands Resort & Conference Center for the three months ended March 31, 2014 compared to 2013 is due to lower occupied room nights and lower banquet and catering revenues resulting from the ongoing renovation project.

(f)          During the first quarter 2014 and 2013 the Club at Carlton Woods collected $1.1 million and $0.9 million, respectively of membership deposits not included in NOI because they are not recognized as revenue when collected, but are recognized over the expected life of the membership which is estimated to be a 12-year period.

(g)          The NOI decrease for South Street Seaport for the three months ended March 31, 2014 compared to 2013 is due to the continued redevelopment of this property. During the first quarter 2014, SEE/CHANGE-related expenses were approximately $1.1 million.

(h)         Rio West Mall was sold on September 30, 2013.

(i)             For a detailed breakdown of our Operating Asset segment REP EBT, please refer to Note 15 - Segments in the Condensed Consolidated Financial Statements of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.

(j)            Adjustments to NOI include straight-line and market lease amortization, depreciation and amortization and non-real estate taxes.

(k)         The lower distribution from Summerlin Hospital Investment in the first quarter 2014 compared to the same period in 2013 is primarily attributable to the hospital’s revenue being down due to a higher mix of uninsured patients in 2014 compared to 2013.